UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2015

STERLING CONSTRUCTION COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-31993	25-1655321
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 Hughes Landing Blvd. The Woodlands, Texas	77380
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 214-0800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 142-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2015, Sterling Construction Company, Inc. (the "Company") elected its Chairman of the Board, Paul J. Varello, the Company’s acting Chief Executive Officer.  He has assumed the position on a full-time basis while the Company, with the assistance of an executive search firm, seeks a long-term Chief Executive Officer.

Mr. Varello will be paid a salary of $50,000 a month, and will cease to be paid compensation for service as a director and as Chairman of the Board.

Mr. Varello is the Former Founder and Chairman of Commonwealth Engineering & Construction, LLC (CEC) an engineering and construction management company specializing in the design and construction of major capital projects for the oil & gas, refining, alternative fuels, power, and related energy industries, which he sold in 2014.

Prior to founding CEC in May 2003, Mr. Varello was Senior Partner of Varello & Associates, a company that provided technical assessments, economic evaluations, estimates and constructability reviews to project lenders, plant operators and engineering companies from September 2001 to May 2003.  From May 1990 to September 2001, Mr. Varello was Chairman of the Board and Chief Executive Officer of American Ref-Fuel Company of Houston, Texas.  The company was formed as a joint venture of two publicly-traded companies to develop, own and operate plants that convert solid municipal waste into energy.  For the eighteen years prior to 1990, Mr. Varello was with Fluor Corporation, a Fortune 500 company that provides engineering, procurement, construction, maintenance, and project management services to a wide range of global clients.  Mr. Varello started with Fluor as a project construction manager and rose to President of the Process Sector.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 2, 2015	Sterling Construction Company, Inc.

/s/ Roger M. Barzun
Roger M. Barzun
Senior Vice President